Exhibit 99.1

  Build-A-Bear Workshop, Inc. Reports Fiscal 2006 Fourth Quarter and
                           Full Year Results

    Company Provides Guidance For 2007 -- And Announces $25 Million
                    Share Repurchase Authorization


    ST. LOUIS--(BUSINESS WIRE)--Feb. 20, 2007--Build-A-Bear Workshop, Inc. (NYSE: BBW):

    -- Fourth quarter diluted EPS were $0.75, vs. $0.52 in fiscal 2005; 2006 fourth quarter includes adjustment to loyalty program, UK acquisition accretion, and stock-based compensation expense

    -- Full year diluted EPS were $1.44, vs. $1.35 in fiscal 2005; 2006 full year includes UK acquisition dilution, adjustment to loyalty program, distribution center transition costs, and stock-based compensation expense.

    --  Fourth quarter net retail sales increased 21% to $141.3 million. Full year net retail sales increased 21% to $432.6 million.

    -- United Kingdom acquisition integration complete; accretive to fourth quarter earnings.

    -- Full year fiscal 2007 diluted EPS expected to be in the range of $1.65 to $1.75, including stock-based compensation expense of approximately $0.10 per diluted share.

    -- Board of directors authorized the company to repurchase up to $25 million of its outstanding common stock over the next 12 months.

    Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment-based retailer of customized stuffed animals, announced that total revenue for the fiscal 2006 fourth quarter (13 weeks ended Dec. 30, 2006) increased 21.4% to $143.3 million, compared to $118.0 million in the prior year's fourth quarter (13 weeks ended Dec. 31, 2005). For the full year fiscal 2006 (52 weeks ended Dec. 30, 2006), total revenue increased 20.8% to $437.1 million, compared to $361.8 million in fiscal 2005 (52 weeks ended Dec. 31, 2005).

    Fourth quarter net income was $15.4 million or $0.75 per diluted share. In the fourth quarter of 2005, the company reported net income of $10.6 million, or $0.52 per diluted share. For the full year fiscal 2006, net income was $29.5 million or $1.44 per diluted share, up from $27.3 or $1.35 per diluted share in fiscal 2005.

    "Our significant accomplishments in 2006 enhance the long term outlook for our company," said Maxine Clark, chairman and chief executive bear. "The successful integration of our U.K. acquisition, completion of our company-owned distribution center, new store growth, and continued investment in our brand and infrastructure all position Build-A-Bear Workshop for future growth. I am particularly pleased to report that our stores delivered an outstanding $573 in sales per square foot driving significant store profit contribution. We learned some important lessons this year that will help us deliver excellent growth in 2007 and beyond. In the coming year we will continue to invest in our growth, increase brand awareness, leverage our infrastructure, and provide an exceptional experience for our Guests. All of this should translate into enhancing value for our shareholders."

    Fiscal 2006 Fourth Quarter Highlights:

    Fiscal 2006 fourth quarter total revenue includes net retail sales of $141.3 million, an increase of $24.6 million or 21.1% compared to last year's fourth quarter. Net retail sales growth was primarily driven by stores acquired through the U.K. acquisition, new stores opened during the past twelve months in North America, an adjustment to the loyalty program deferred revenue, and non-traditional store locations. Comparable store sales in North America declined 10.4% in the fourth quarter. Fourth quarter total revenue also includes revenue from international franchise fees totaling $1.5 million and licensing revenue totaling $0.4 million.

    The fourth quarter net income increase of $4.8 million, over the fiscal 2005 fourth quarter, reflects several items directly related to the U.K. acquisition, including operating income of $3.3 million from that business, offsetting lost interest income and lost franchise revenue. Also included in the 2006 quarter is the impact of the most recent assessment of the company's loyalty program redemption rates. In the 2006 fourth quarter the company reduced its estimated loyalty program redemption rates. This change in estimate effective at the beginning of the fourth quarter resulted in a $5.2 million reduction in deferred revenue in the fourth quarter, a corresponding increase in net sales, and a $3.1 million increase in net income ($0.15 per diluted share). The $5.2 million reduction includes $3.6 million related to estimated deferred revenue from periods prior to fiscal 2006 and $1.6 million related to estimated deferred revenue from the first three quarters of fiscal 2006.

    During the fourth quarter, the company opened six new Build-A-Bear Workshop (BABW) retail stores and one new friends 2B made(R) (F2BM) store in the United States and Canada, compared with opening seven BABW stores during the same period last year. In the United Kingdom, the company opened two new Build-A-Bear Workshop stores and completed the final conversion and rebranding of all Bear Factory Stores. Franchisees opened seven stores in international locations during the fourth quarter.

    Fiscal 2006 fourth quarter and full year results reflect the company's acquisition, completed on April 2, 2006, of The Bear Factory Limited, a United Kingdom-based stuffed animal retailer, and the acquisition of Amsbra, Ltd., the company's franchisee in the United Kingdom.

    Fiscal 2006 Full Year Highlights:

    Fiscal 2006 total revenue includes net retail sales of $432.6 million, an increase of $73.7 million or 20.5% compared to fiscal 2005. Net retail sales growth was driven by new stores - 32 new BABW stores and four new F2BM locations opened in North America, plus two new BABW stores opened in the United Kingdom- stores acquired though the U.K. acquisition, non-traditional store locations, and an adjustment to the company's loyalty program deferred revenue. Comparable store sales in North America declined 6.5% for the year. Fiscal 2006 total revenue also includes revenue from international franchise fees totaling $3.5 million and licensing revenue totaling $1.0 million.

    Fiscal 2006 net income growth of $2.2 million, compared to fiscal 2005, was driven by an adjustment to the company's loyalty program redemption rates ($2.2 million net of tax) and lower store preopening expenses ($0.5 million net of tax), partially offset by the U.K. acquisition operating loss ($1.4 million net of tax) and distribution center transition costs ($1.0 million net of tax). In the 2006 fourth quarter the company reduced its estimated loyalty program redemption rates. This change in estimate effective at the beginning of the 2006 fiscal year resulted in a $3.6 million reduction in deferred revenue for the full year, a corresponding increase in net sales, and a $2.2 million increase in net income ($0.11 per diluted share). The company's 2006 net income results also reflect improved merchandise margin and lower store payroll expense as a percent of total revenue.

    Fiscal 2006 full year results include the impact of stock-based compensation expense of $2.1 million pretax ($1.3 million net of tax or $0.07 per diluted share). Fiscal 2005 full year results include the impact of stock-based compensation expense of $0.8 million pretax ($0.5 million net of tax or $0.02 per diluted share).

    During fiscal 2006, international franchisees opened 15 new stores ending the year with 34 stores in 13 countries. The company recently granted franchise rights for South Africa to Intencity Entertainment
(PTY) LTD, operators of The Crafters Market chain of stores started in South Africa in 1996.

    Share Repurchase Authorization:

    The board of directors has authorized the Company to repurchase up to $25 million of its outstanding common stock over the next 12 months. Purchases may be made in the open market or in privately negotiated transactions, with the level and timing of activity depending on market conditions, other investment opportunities, and other factors. Purchases may be increased, decreased or discontinued at any time without prior notice.

    Outlook:

    The company expects fiscal 2007 (52 weeks ended Dec. 29, 2007) diluted earnings per share (EPS) to be in the range of $1.65 to $1.75. This earnings guidance includes the anticipated impact of expensing stock-based compensation of approximately $3.2 million pretax ($2.1 million net of tax or $0.10 per diluted share).

    The company's earnings outlook is based upon the following plans and assumes no significant change in the overall retailing environment, nor has the company incorporated share repurchases into its earnings per share guidance:

    -- Total revenue growth of approximately 19% driven by the addition of 37 new BABW stores in the United States and Canada, growth in store square footage in North America of approximately 14%, and by maintaining our high sales per square foot performance.

    -- North American comparable store sales in the flat to negative mid-single digit range.

    -- The opening of seven to 10 new stores in the United Kingdom and Ireland.

    -- The opening of 20 to 25 new stores by international franchisees in fiscal 2007; with franchise revenues to the company of approximately $3.7 million.

    --  Continued development of new brand concepts.

    -- Maintenance of gross profit margins through strong merchandise margins and minimal markdowns and product returns.

    -- Increased brand awareness and store traffic through integrated marketing programs. The company expects to invest approximately 7% of total revenues on marketing programs in fiscal 2007.

    --  Capital expenditures in 2007 of $35 to $40 million.

    The guidance assumes that earnings per diluted share for the first quarter will be between $0.35- $0.41 and includes the anticipated impact of expensing stock-based compensation of approximately $0.6 million pretax ($0.4 million net of tax or $0.02 per diluted share). First quarter 2007 total revenue growth is anticipated to be approximately 22% and North American comparable store sales are assumed to be in the negative mid-to-high single digit range.

    Today's Conference Call Webcast

    Today at 9:00 a.m. EST, Build-A-Bear Workshop will host a live audio webcast of its discussion with the investment community regarding the company's fiscal 2006 fourth quarter and full year results. The webcast can be accessed at http://ir.buildabear.com. A replay of the webcast will be available following the live webcast, and available until the company's next quarterly conference call.

    About Build-A-Bear Workshop, Inc.

    Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. Founded in St. Louis in 1997, the company currently operates more than 270 stores in the United States, Canada, the United Kingdom and Ireland. The addition of franchise stores in Europe, Asia and Australia make Build-A-Bear Workshop the leader in interactive retail. In November 2004, the company expanded the make-your-own concept from stuffed animals to dolls with the opening of its first friends 2B made(R) stores, where Guests can make their own doll friends. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $437 million in fiscal 2006. For more information, call 888.560.BEAR
(2327) or visit the company's award-winning Web sites at www.buildabear.com and www.friends2bmade.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent the Build-A-Bear Workshop's expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: we may be unable to generate comparable store sales growth and may continue to have negative comparable store performance; our marketing initiatives may not generate sufficient brand awareness and sales or demand for our retail experience; we may be unable to respond to changing consumer preferences; customer mall traffic may decrease as a result of various factors, including a reduction of consumer confidence because of terrorism or war; general economic conditions may worsen; our market share could be adversely affected by competitors; the availability and costs of our products could be impacted by international manufacturing and trade issues; our warehousing and distribution vendors may perform poorly, and we may be unable to realize the anticipated benefits from our distribution center; we may fail to protect our intellectual property and may have infringement, misappropriation or other disputes or litigation with third parties, which could be costly, distract our management and personnel and which could result in the diminution in value of our trademarks and other important intellectual property; we may be unable to open new stores, renew or replace our store leases, enter into leases for new stores on favorable terms, or continue to comply with our current leases; we may lose key personnel or be unable to hire qualified additional personnel, including store associates; vendor deliveries may be disrupted; we may not realize some of the expected benefits of the acquisition of Amsbra and The Bear Factory; we may be unable to effectively manage our international franchises or comply with changing laws relating thereto; we may experience communications or information systems failures; we may suffer negative publicity or be sued due to alleged violations of labor laws, employee regulations or unethical practices, either by us or our merchandise manufacturers; and we may violate or be accused of violating privacy or security laws by reason of improperly obtaining or failing to adequately protect Guest information. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements are included in the Company's filings with the SEC, including as described in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2005. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
      Unaudited Condensed Consolidated Statements of Operations
   (dollars in thousands, except share and per share data)

                              13 Weeks             13 Weeks
                               Ended                Ended
                            December 30,  % of   December 31,  % of
                                           Total                Total
                                         Revenues             Revenues
                               2006         (1)     2005         (1)
                            ------------ -------------------- --------
Revenues:
 Net retail sales          $    141,298   98.6  $    116,660     98.8
 Franchise fees                   1,546    1.1           829      0.7
 Licensing revenue                  421    0.3           545      0.5
                            ------------ ------  ------------ --------
   Total revenues               143,265  100.0       118,034    100.0
                            ------------ ------  ------------ --------
Costs and expenses:
 Cost of merchandise sold        67,329   47.7        55,909     47.9
 Selling, general and
  administrative                 50,405   35.2        45,012     38.1
 Store preopening                   634    0.4           414      0.4
 Interest expense (income),
  net                              (173)  (0.1)         (530)    (0.4)
                            ------------ ------  ------------ --------
   Total costs and expenses     118,195   82.5       100,805     85.4
                            ------------ ------  ------------ --------
   Income before income
    taxes                        25,070   17.5        17,229     14.6
Income tax expense                9,638    6.7         6,633      5.6
                            ------------ ------  ------------ --------
   Net income              $     15,432   10.8  $     10,596      9.0
                            ============         ============

Earnings per common share:
 Basic                     $       0.76         $       0.53
                            ============         ============
 Diluted                   $       0.75         $       0.52
                            ============         ============
Shares used in computing
common per share amounts:
 Basic                       20,272,058           19,989,177
 Diluted                     20,586,557           20,319,086

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
      Unaudited Condensed Consolidated Statements of Operations
       (dollars in thousands, except share and per share data)

                               52 Weeks             52 Weeks
                                Ended                Ended
                             December 30,  % of   December 31,  % of
                                           Total                Total
                                          Revenue              Revenue
                                2006        (1)      2005        (1)
                             -------------------- --------------------
Revenues:
 Net retail sales           $    432,572   99.0  $    358,901    99.2
 Franchise fees                    3,521    0.8         1,976     0.5
 Licensing revenue                   979    0.2           932     0.3
                             ------------ ------  ------------ -------
   Total revenues                437,072  100.0       361,809   100.0
                             ------------ ------  ------------ -------
Costs and expenses:
 Cost of merchandise sold        227,509   52.6       180,373    50.3
 Selling, general and
  administrative                 158,712   36.3       133,921    37.0
 Store preopening                  3,958    0.9         4,812     1.3
 Interest expense (income),
  net                             (1,530)  (0.4)       (1,710)   (0.5)
                             ------------ ------  ------------ -------
   Total costs and expenses      388,649   88.9       317,396    87.7
                             ------------ ------  ------------ -------
   Income before income
    taxes                         48,423   11.1        44,413    12.3
Income tax expense                18,933    4.3        17,099     4.7
                             ------------ ------  ------------ -------
   Net income                     29,490    6.8        27,314     7.5

Earnings per common share:
 Basic                      $       1.46         $       1.38
                             ============         ============
 Diluted                    $       1.44         $       1.35
                             ============         ============
Shares used in computing
 common per share amounts:
 Basic                        20,169,814           19,735,067
 Diluted                      20,468,256           20,225,341

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
           Unaudited Condensed Consolidated Balance Sheets
       (dollars in thousands, except share and per share data)

                                             December 30, December 31,
                                                2006         2005
                                             ------------ ------------
                   ASSETS
 Current assets:
  Cash and cash equivalents                      $53,109      $90,950
  Inventories                                     50,905       40,157
  Receivables                                      7,389        6,629
  Prepaid expenses and other current assets       11,805        6,839
  Deferred tax assets                              2,388        3,232
                                             ------------ ------------
    Total current assets                         125,596      147,807

 Property and equipment, net                     130,130       89,973
 Note receivable from franchisee                       -        4,518
 Goodwill                                         36,927            -
 Other intangible assets, net                      3,090        1,454
 Other assets, net                                 4,027        2,356
                                             ------------ ------------
 Total Assets                                   $299,770     $246,108
                                             ============ ============


     LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Accounts payable                               $46,762      $34,996
  Accrued expenses                                16,301       15,792
  Gift cards and customer deposits                28,128       22,865
  Deferred revenue                                 6,454        7,508
                                             ------------ ------------
    Total current liabilities                     97,645       81,161
                                             ------------ ------------

 Deferred franchise revenue                        2,297        2,306
 Deferred rent                                    34,754       30,687
 Other liabilities                                   352          586
 Deferred tax liabilities                            459        1,011

 Stockholders' equity:
  Common stock, par value $0.01 per share            205          201
  Additional paid-in capital                      88,866       85,259
  Other comprehensive income                        (997)           -
  Retained earnings                               76,189       46,700
  Notes receivable from officers                       -         (151)
  Unearned compensation                                -       (1,652)
                                             ------------ ------------
    Total stockholders' equity                   164,263      130,357
                                             ------------ ------------
 Total Liabilities and Stockholders' Equity     $299,770     $246,108
                                             ============ ============


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
             Unaudited Selected Financial and Store Data
           (dollars in thousands, except square foot data)

                                  13 Weeks 13 Weeks  52 Weeks 52 Weeks
                                   Ended    Ended     Ended    Ended
                                  December December  December December
                                     30,      31,       30,      31,
                                   2006     2005      2006     2005
                                  -------- --------  -------- --------

Other financial data:
 Gross margin ($) (1)            $ 73,969 $ 60,751  $205,063 $178,528
 Gross Margin (%) (1)                52.3%    52.1%     47.4%    49.7%
 Capital expenditures            $  6,019 $  8,484  $ 53,520 $ 31,083
 Depreciation and amortization   $  6,660 $  4,771  $ 22,394 $ 17,592
 Sales over the Internet         $  4,471 $  3,970  $ 10,228 $  8,737

Store data (2):
 Number of stores at end of
  period
  North America                                          233      200
  United Kingdom and Ireland                              38       --
                                                     -------- --------
     Total stores                                        271      200

 Store square footage at end of
  period
  North America                                      712,299  615,194
  United Kingdom and Ireland (3)                      56,701       --
                                                     -------- --------
     Total square footage                            769,000  615,194

 Net retail sales per gross
  square foot (4)
  Store Age greater than 5 years
   (66 stores in 2006, 34 stores
   in 2005)                                         $    577 $    623
  Store Age 3-5 years (80 stores
   in 2006, 69 stores in 2005)                      $    556 $    593
  Store Age less than 3 years (54
   stores in 2006, 66 stores in
   2005)                                            $    592 $    637
  All comparable stores                             $    573 $    615

 Comparable store sales change
  (%) (5)
  Store Age greater than 5 years
   (66 stores in 2006, 34 stores
   in 2005)                                            (5.2)%     4.0%
  Store Age 3-5 years (80 stores
   in 2006, 69 stores in 2005)                         (6.3)%   (0.2)%
  Store Age less than 3 years (54
   stores in 2006, 66 stores in
   2005)                                               (9.4)%   (3.3)%
  Total comparable store sales
   change                          (10.4)%   (0.6)%    (6.5)%   (0.2)%


(1)Gross margin represents net retail sales less cost of merchandise sold. Gross margin percentage represents gross margin divided by net retail sales.

(2)Excludes our webstore and seasonal and event-based locations.

(3)Square footage in the United Kingdom and Ireland is estimated selling square footage

(4)Net retail sales per gross square foot represents net retail sales from stores open throughout the entire period divided by the total gross square footage of such stores. As such, stores in the UK are excluded from the calculation. Calculated on an annual basis only.


(5)Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

    CONTACT: Build-A-Bear Workshop, Inc.
             Investors:
             Molly Salky, 314-423-8000 x5353
             or
             Media:
             Jill Saunders, 314-423-8000 x5379